Exhibit 99.1

FOR IMMEDIATE RELEASE

DUCKWALL-ALCO STORES REPORTS OPERATING RESULTS FOR FIRST QUARTER FY2006

ABILENE, Kan. (June 1, 2005) — Duckwall-ALCO Stores, Inc. (Nasdaq: DUCK), which operates 251 full-line discount and hometown variety stores in 21 states in the central United States, today announced its operating results for the first quarter of FY2006.

Net sales from continuing operations for the quarter increased 2.8% to $98.0 million, while same-store sales decreased 0.1% when compared with the prior-year quarter.

Net loss for the first quarter of FY2006 was ($2,730,000), or ($0.62) per diluted share, compared with net earnings of $687,000, or $0.16 per diluted share, in the quarter ended May 2, 2005.

President and CEO Bruce Dale stated, “Our first quarter results reflect the tough decisions we continue to make to ensure the long-term success of Duckwall-ALCO. These steps included making the decision to close and starting the closing process for 20 under-performing stores, a dramatic reduction of corporate headcount and taking additional markdowns to further clean up and reduce our inventory. These moves are painful for the organization and have had a major impact on financial results in the first quarter and will continue to impact results in the second quarter. That said, they are necessary parts of a greater plan to create shareholder value and strengthen the company.”

Dale added, “We are continuing our initiatives to improve sales and margin, cut expenses and reduce inventory. Additionally, we are on target with our plan for the implementation of totally new technology, which will assist us in better managing our business. We will also continue searching for additional improvements to enhance our short-term and long-term performance.”

Dale concluded, “Nobody likes to report weak numbers but we will emerge from making these somewhat belated investments in ourselves a much stronger organization. I am more excited than ever about our future and will continue taking the necessary steps to position us for growth and for improving shareholder value.”

Gross margin declined to 31.2% of sales in the first quarter from 33.0% last year. Approximately 1/2 of this decline ($0.16 per diluted share) is a result of higher markdowns in the quarter resulting primarily from the Company’s efforts to lower its inventory, which was down $13 million when compared to last year’s first quarter, as well as continue its practice of taking more aggressive markdown action in-season to clear out seasonal merchandise. The remainder of the margin decline compared to last year is due to higher transportation costs resulting from higher fuel prices (20 basis points), a one-time cost related to store closings (20 basis points) and other factors.

Operating expenses for the quarter increased 90 basis points from 31.7% of sales last year to 32.8% this year. The increase was primarily due to one-time costs associated with the workforce reduction announced on May 3, which accounted for an 80 basis point increase ($0.11 per diluted share). The Company expects annual savings of approximately $2.2 million as a result of this workforce reduction. Other factors impacting operating expenses for the quarter were costs associated with retirement of the former CEO and hiring of the new CEO, 30 basis points, or $338,000.

Stock Buyback Program Update

As previously announced on April 21, 2005, the Company entered into an agreement to purchase from the Kenneth A. Macke Revocable Trust 399,362 shares (almost 9% of outstanding stock) of its own common stock for cash equal to $18.00 per share. Kathleen O. Macke is the trustee of the trust and K&A Asset Management LLC is the investment advisor to Mrs. Macke and the trust. The agreement was reached pursuant to arms-length negotiations between the Company and the investment advisor for the trust. The transaction closed and the shares were retired in late April 2005.

The Board of Directors expressly approved this transaction. In addition, in 1998 and 1999, the Board of Directors authorized the Company to repurchase up to an aggregate of 1,411,000 shares of common stock pursuant to a repurchase plan. As of today, the number of shares the Company has repurchased under this repurchase plan is 1,084,600 shares, leaving a balance of 326,400 shares still available to be repurchased. The shares purchased in this transaction are not counted against the number of shares authorized under the repurchase plan.

Store Operations Update

During the quarter, the Company opened no new ALCO stores and 1 new Duckwall store (North Dakota), while 3 ALCO stores (Arizona, New Mexico and Oklahoma) were converted into ALCO Market Place stores. This brings the total number of stores with the Market Place format to 6.

On March 17, the Company announced that it will close 20 stores that do not meet its minimum ROI thresholds. Those closings are in progress and are expected to be completed by the end of June. The costs to close those stores, before income taxes, was estimated at that time to be in the range of $3.8 million to $4.8 million and occur primarily in the first and second quarters of the current fiscal year (FY2006). The closing process is progressing on schedule and the Company still believes the original range of cost estimates and timeline for closing to be reasonable. During the first quarter, the Company actually closed 6 of the 20 stores and recorded total closing costs of $2.0 million related to those 20 closings. The majority of the remaining costs to close those stores are expected to be recorded in the second quarter of the current fiscal year (FY2006). Closing these stores is expected to have a positive impact on the Company’s return on assets (ROA). Last year for the full fiscal year (FY2005) those stores had operating income of $392,000, before income taxes.

The Company closed a total of 2 ALCO and 6 Duckwall stores during the quarter. The 6 Duckwall stores closed were part of the 20 store closings announced on March 17. The financial results of stores closed or in the process of liquidation, including the cost of closing, for both fiscal 2006 and fiscal 2005 are carried as discontinued operations and resulted in a net loss during the first quarter of fiscal 2006 of ($1,574,000), or ($0.36) per diluted share. This compares with net earnings from discontinued operations of $71,000, or $0.02 per diluted share in the first quarter of FY2005.

Investor Conference Call

The Company will host an investor conference call at 11:15 a.m. eastern time on June 2, 2005, to discuss its operating results for the quarter ended May 1, 2005, in greater detail. The dial-in number for the conference call is 800-811-7286 (international/local participants dial 913-981-4902), and the Confirmation Code is 6843579. Parties interested in participating in the conference call should dial in approximately five minutes prior to 11:15 a.m. eastern time. A replay of the call will be available two hours after completion from June 2 through June 16 by dialing 888-203-1112 or for international/local callers by dialing 719-457-0820. The Replay Passcode is 6843579.

About Duckwall-ALCO Stores, Inc.

Duckwall-ALCO Stores, Inc. is a leading regional retailer that specializes in offering a wide variety of products at reasonable prices to the underserved communities of America. Founded in 1901 by A.L. Duckwall as a general merchandising operation in Abilene, Kan., Duckwall-ALCO is known for its convenient locations and for its friendly, personal service. The company has 251 stores in 21 states across the central United States, operating under two names, ALCO and Duckwall. ALCO discount stores offer a full line of merchandise, while Duckwall variety stores serve smaller communities, offering a smaller selection.

Forward-looking statements

This press release contains forward-looking statements, as referenced in the Private Securities Litigation Reform Act of 1995 (“the Act”). Any forward-looking statements are made by the Company in good faith, pursuant to the safe-harbor provisions of the Act. These forward-looking statements reflect management’s current views and projections regarding economic conditions, retail industry environments and Company performance. Factors, which could significantly change results, include but are not limited to: sales performance, expense levels, competitive activity, interest rates, changes in the Company’s financial condition and factors affecting the retail category in general. Additional information regarding these and other factors may be included in the Company’s quarterly 10-Q filings and other public documents, copies of which are available from the Company on request.

CONTACT: DICK MANSFIELDVICE PRESIDENT, FINANCE, TREASURER
AND CHIEF FINANCIAL OFFICER
785-263-3350 x286
e-mail: dmansfield@duckwall.com
internet home page: www.duckwall.com
or
Debbie Hagen, Hagen and Partners
913-652-6547
e-mail: dhagen@hagenandpartners.com

- Tables to follow -

DUCKWALL-ALCO STORES, INC.
Consolidated Statements of Operations
(In thousands, except per share amounts)
Unaudited

	Three Months Ended
	May 1, 2005	May 2, 2004

Net sales	$98,026	$95,351
Cost of sales	67,466	63,846

Gross profit	30,560	31,505

Selling, general and administrative	30,592	28,530
Depreciation and amortization	1,547	1,699

Total operating expenses	32,139	30,229

Operating income (loss) from
continuing operations	(1,579)	1,276
Interest expense	210	282

Earnings (loss) from continuing
operations before income taxes	(1,789)	994

Income tax expense	(633)	378

Earnings (loss) from continuing operations	(1,156)	616

Earnings / (loss) from discontinued
operations, net of income tax	(1,574)	71

Net earnings / (loss)	$ (2,730)	$ 687

Per share data (diluted):

Earnings (loss) from continuing operations	($0.26)	$0.14

Net earnings / (loss)	($0.62)	$0.16

Weighted-average shares outstanding:
Basic	4,438	4,320
Diluted	4,438	4,424

DUCKWALL-ALCO STORES, INC.
Consolidated Balance Sheet
(In thousands)
Unaudited

	May 1, 2005	May 2, 2004
Assets
Current assets:
Cash and cash equivalents	$ 3,294	$ 1,529
Receivables	2,052	1,511
Refundable income tax	1,637	-
Inventories	127,655	141,158
Prepaid expenses	2,154	1,582
Property held for sale	589	-

Total current assets	137,381	145,780

Property and equipment	86,657	87,293
Less accumulated amortization	63,296	61,077

Net property and equipment	23,361	26,216

Property under capital leases, net of accum. amortization	2,417	2,945
Other non-current assets	71	146
Deferred income taxes	1,350	1,033

Total assets	$ 164,580	$ 176,120

Liabilities and Stockholders' Equity
Current Liabilities
Current maturities of long-term debt	$ -	$ 403
Current maturities of capital lease obligations	856	802
Notes payable under revolving loan credit facility	6,081	-
Accounts payable	28,854	32,437
Income taxes payable	-	393
Accrued salaries and commissions	5,718	3,519
Accrued taxes other than income	5,359	4,433
Other current liabilities	6,996	4,419
Deferred income taxes	888	1,636

Total current liabilities	54,752	48,042

Notes payable under revolving loan credit facility	-	11,746
Capital lease obligations, less current maturities	3,512	4,382
Other noncurrent liabilities	1,449	1,321
Deferred Revenue	-	314

Total liabilities	59,713	65,805

Stockholders' equity
Common Stock, $.0001 par value, authorized
20,000,000 shares in 2005 and 2004; issued
and outstanding 4,085,992 and 4,352,529
shares in 2005 and 2004, respectively	1	1

Additional paid-in capital	43,810	49,764
Retained earnings	61,056	60,550

Total stockholders’ equity	104,867	110,315

Total liabilities and stockholders’ equity	$ 164,580	$ 176,120